Exhibit 10.1

EXECUTIVE MANAGEMENT EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) between Ecotality, Inc., a Nevada corporation (the “Company”), and H. Ravi Brar (“Employee”), is entered into with effect as of September 12, 2012 (the “Effective Date”).

AGREEMENT

In consideration of the mutual benefits derived from this Agreement, and the agreements, covenants and provisions hereof, the parties hereto agree as follows:

1.      TERM OF EMPLOYMENT. As of the Effective Date, the Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions set forth in the Agreement, for a term beginning on the Effective Date and, unless terminated earlier in accordance with Section 4 (Termination), ending on the four year anniversary of the Effective Date (subject to such earlier termination, the “Term”).

2.      POSITION. The Company shall employ Employee in the position of President/Chief Executive Officer (“Position”). Employee will render business and professional services in performance of Employee’s duties, in accordance with this Agreement.

2.1              Obligations. While employed hereunder, Employee will perform his duties faithfully and to the best of Employee’s ability. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company (the “Board of Directors”); provided, however, that notwithstanding anything to the contrary in accordance with Sections 5 (Non-Competition, Non-Solicitation and Confidentiality) and 6 (Inventions), Employee may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company.

2.2              Duties & Responsibilities. Employee agrees to perform such services as are customary to such Position and as shall from time to time be reasonably assigned to him by the Board of Directors (the “Services”).

2.3              Regular Place of Employment. Employee’s regular place of employment shall be San Francisco, California. Employee may be required from time to time to travel to other geographic locations in connection with the performance of the Services hereunder.

2.4              At-Will Employment. Subject to the terms and conditions hereof, including without limitation, Section 4 (Termination), the Company and Employee acknowledge that Employee’s employment is and shall continue to be terminable at-will, either party being able to terminate the employment relationship at any time with or without Cause.

3.      COMPENSATION AND BENEFITS

3.1              Cash Compensation.

(a)               Base Salary. The Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $325,000 or such higher amount as may be provided hereunder (“Base Salary”). The Base Salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. Each year, on the anniversary of the execution of this Agreement, Employee shall have the opportunity to undergo an annual employment review which may result in an increase to Employee’s Base Salary. The annual review is primarily an avenue for feedback and discussion of Employee’s job performance. Any increase in Employee’s Base Salary which may be granted shall be done at the sole discretion of the Board of Directors.

(b)               Incentive Bonus. In addition to the Base Salary, Employee may receive an annual performance bonus under this Agreement (the “Incentive Bonus”), consisting of a cash bonus (if earned) and the grant of options to purchase shares of the Company’s common stock (in addition to the initial option grant set forth in Section 3.2), all as set forth below.

(i)                 Cash Bonus. The amount of the Incentive Bonus payable as a cash bonus has a target of 50% of Employee’s Base Salary. For each calendar year that Employee is employed by the Company, unless and until changed by written agreement mutually acceptable to Employee and the Company, (i) Employee will receive a cash bonus equal to 16.67% of Employee’s Base Salary if, but only if, the Company has positive cash flow for that year; and (ii) if, but only if, Employee receives a cash bonus for a calendar year pursuant to (i) above, Employee will then also be entitled to receive additional cash bonuses for that year as follows:

1.      Operating Revenues: If the Company achieves the targeted amount of operating revenues for that year as set forth in the manner described below (representing an increase of operating revenues over the preceding year), Employee will receive an additional cash bonus for that year equal to 16.67% of Employee’s Base Salary; provided that if the operating revenues for the year are greater than the operating revenues in the preceding year but less than the targeted amount, the Board of Directors (or the Board’s Compensation Committee) will have discretion to award a cash bonus for that year under this Subsection (1) in an amount less than 16.67% of Employee’s Base Salary; and

2.      Net Income: If the Company achieves the targeted amount of net income for that year as set forth in the manner described below (representing an increase of net income over the preceding year), Employee will receive an additional cash bonus for that year equal to 16.67% of Employee’s Base Salary; provided that if the net income for the year is greater than the net income in the preceding year but less than the targeted amount, the Board of Directors (or the Board’s Compensation Committee) will have discretion to award a cash bonus for that year under this Subsection (2) in an amount less than 16.67% of Employee’s Base Salary.

The targeted amounts of operating revenues and net income will be set forth by the Company in writing and delivered to the Employee before (or no later than 90 days after) the start of each year and, in each case, will be those amounts which are acceptable to the Board of Directors (or the Board’s Compensation Committee) in its sole discretion, following discussions between the Board of Directors or the Board’s Compensation Committee and Employee.

(ii)               Annual Option Grant. The portion of the Incentive Bonus payable as an annual additional grant of options to purchase shares of the Company’s common stock will, as to any year, be for that number of shares, and on such vesting terms, as the Board of Directors (or the Board’s Compensation Committee) may determine in its sole discretion.

3.2              Stock and Option Grants. Employee shall be eligible to be granted shares of the Company’s common stock and options to purchase shares of the Company’s common stock, as determined by the Board of Directors in its sole discretion. Subject to Section 4, such grants shall vest and be exercisable according to the standard terms of the Company’s stock plan in effect at the time of the grant. At the time this Agreement is signed by both parties, Employee will be granted options for a total of 1,443,912 shares of the Company’s common stock. The options will vest as follows, in each case so long as Employee remains employed by the Company on the vesting date. On the first anniversary of the Effective Date, 270,731 of the shares will vest. On the first day of the 12th month beginning after the Effective Date, and on the first day of each of the 22 months thereafter, 30,081 of the shares will vest. On the first day of the 35th month beginning after the Effective Date, 30,089 of the shares will vest. On the first day of the 36th month beginning after the Effective Date, and on the first day of each of the 10 months thereafter, 37,602 of the shares will vest. And on the first day of the 47th month beginning after the Effective Date, 37,607 of the shares will vest, such that if Employee remains employed by the Company continuously through the first day of the 47th month beginning after the Effective Date, all 1,443,912 of the shares will vest.

3.3              Fringe Benefits.

(a)               Benefits. Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(b)               Vacation. Employee shall earn vacation days at the rate of twenty (20) days per year. The accrual and carryover of vacation time shall be in accordance with Company policy.

(c)                Allowances and Reimbursement of Expenses. The Company shall reimburse Employee for all other business expenses (including without limitation, traveling, entertainment and similar expenses, but not including a car allowance) incurred by Employee on behalf of the Company if such expenses are ordinary and necessary business expenses incurred on behalf of the Company pursuant to the Company’s standard expense reimbursement policy. Employee shall provide the Company with such itemized accounts and receipts of documentation for business expenses as are required under the Company’s policy regarding the reimbursement of such expenses.

4.      TERMINATION

4.1              Termination.

(a)               Termination for Cause. During the Term, the Company may terminate Employee’s employment under this Agreement For Cause (as defined below). Grounds for the Company to terminate the Agreement “For Cause” shall be limited to the occurrence of any of the following events:

(i)                 Employee’s failure to substantially perform the Services in good faith (provided in the case of illness, injury or disability that the Company has provided reasonable accommodation under applicable disabilities laws);

(ii)               Employee’s commission of an act of intentional misrepresentation, fraud, willful disobedience of a lawful directive or gross misconduct, in each case, that detrimentally affects the Company or any of its affiliates;

(iii)             Employee’s commission of any act in contravention of Employee’s undertakings contained in Section 5 of this Agreement (Non-Competition, Non-Solicitation and Confidentiality); or

(iv)             Employee’s conviction of a felony.

Prior to terminating Employee For Cause pursuant to Section 4(a)(i), the Company shall deliver a written notice to Employee (the “Company Notice”) which identifies, in reasonable detail, the basis on which the Company believes it may terminate Employee’s employment For Cause. Employee shall have a period of 30 days from the date of the Company Notice to cure any alleged breach or respond in writing to the Company describing, in reasonable detail, the basis on which Employee believes the Company does not have grounds to terminate this Agreement For Cause (the “Employee Response”). If, at the end of such 30-day period, (1) Employee has not cured the alleged breach or (2) the Company determines, in good faith after taking into account the Employee Response, that the basis for termination described in the Company Notice remains valid, then the Company may, in its reasonable discretion, terminate Employee For Cause. Any dispute over termination of Employee’s employment For Cause shall be subject to mediation in accordance with Section 7.3 (Mediation) of this Agreement.

(b)               Good Reason. For purposes of this Agreement, Employee may terminate his employment with the Company for Good Reason as a result of the Company: (i) requiring Employee to perform job duties and responsibilities that are materially inconsistent with the Services; (ii) materially breaching the terms of this Agreement; (iii) reducing Employee’s Base Salary or Incentive Bonus as set forth herein, except as the result of a decision by the Board of Directors to reduce the compensation of all senior executives for cost savings purposes and only so long as the reduction is proportionally no greater than the smallest reduction for any other senior executive; (iv) materially reducing Employee’s authority, duties or responsibilities, including a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors; or (v) changing the location where Employee is principally employed to a location more than 50 miles outside the city limits of San Francisco, California.

Prior to resigning for Good Reason, Employee shall, within 60 days of the applicable action or breach, deliver a written notice to the Company which identifies, in reasonable detail, the basis on which Employee believes he has Good Reason to terminate his employment. The Company shall have a period of 30 days from the date of such notice to reasonably cure any alleged breach or respond to Employee, in writing and in reasonable detail, describing the basis on which the Company believes Employee does not have Good Reason to terminate his employment. If, at the end of such 30-day period, (1) the Company has not cured the alleged breach or (2) Employee determines, in good faith after taking into account the Company’s response, that the basis for resignation for Good Reason described in Employee’s notice remains valid, then Employee may, in his reasonable discretion, resign for Good Reason. Any dispute as to whether Employee has Good Reason to terminate his employment shall be subject to mediation in accordance with Section 7.3 (Mediation) of this Agreement.

(c)                Voluntary Termination. For the purposes of this Agreement, “Voluntary Termination” shall mean Employee’s voluntary resignation or retirement from the Company for any reason other than Good Reason.

(d)               Termination Without Cause. The Company may terminate Employee’s employment under this Agreement without cause or notice at any time, in accordance to Section 2.4 (At-Will Employment).

(e)                Disability. At the Company’s election, Employee’s employment and this Agreement shall terminate upon Employee becoming totally or permanently disabled for a period of 90 days or more in any 12-month period. For purposes of this Agreement, the term “totally or permanently disabled” means Employee’s inability on account of sickness or accident, whether or not job-related, to perform the essential duties associated with Employee’s position with the Company (after any accommodations required by the Americans with Disabilities Act or applicable state law).

(f)                Death of Employee. Employee’s employment and this Agreement shall terminate immediately upon the death of Employee.

(g)               Termination by Mutual Agreement of the Parties. Employee’s employment and this Agreement may be terminated at any time upon a mutual agreement in writing of the parties hereto. Any such termination of employment shall have the consequences specified in such agreement.

4.2              Effect of Termination.

(a)               Termination For Cause; Voluntary Termination; Death; Disability; Expiration of Term. If Employee’s employment hereunder shall be terminated at any time by the Company For Cause or due to Employee becoming totally and permanently disabled, or by Employee by Voluntary Termination, or upon the death of Employee or the expiration of the Term, then the Company shall have no further obligation to Employee under this Agreement other than (i) accrued but unpaid Base Salary, subject to standard deductions and withholdings, (ii) any reimbursements for business related expenses, and (iii) other accrued benefits required by law, prorated to the date of termination.

(b)               Termination Without Cause or for Good Reason. If Employee’s employment hereunder is terminated by the Company other than either For Cause or due to Employee becoming totally and permanently disabled, or by Employee for Good Reason, then Employee shall be entitled to receive (i) accrued but unpaid Base Salary, subject to standard deductions and withholdings, (ii) any previously unpaid reimbursements for business related expenses, and (iii) other accrued benefits required by law, prorated to the date of termination. Subject to the execution, effectiveness and irrevocability of the General Release as provided in Section 4.4(f), Employee shall also be entitled to receive (i) an Incentive Bonus pro-rated for the fiscal year in which such termination of employment occurs (the “Termination Year”) determined by multiplying the Incentive Bonus, if any, Employee would have received had he continued employment through the date the Incentive Bonus, if any, would otherwise have been paid to him (the “Bonus Payment Date”), by a fraction, the numerator of which shall be the number of days Employee was employed during the Termination Year through the date of Employee’s termination, and the denominator of which shall be 365 (the “Pro-Rated Bonus”), which Pro-Rated Bonus, if any, will be payable on the Bonus Payment Date, (ii) continued payment, semi-monthly in arrears, of Employee’s Base Salary in effect at the time of termination for a period ending twelve (12) months following such termination (the “Severance Period”), subject to standard deductions and withholdings, and (iii) continued payment of Employee’s healthcare insurance premiums for the Severance Period, providing coverage substantially the same as that provided prior to termination; provided, however, that if, during the Severance Period, Employee commits any act in contravention of Employee’s undertakings contained in Section 5 of this Agreement (Non-Competition, Non-Solicitation and Confidentiality), the Company shall not thereafter be obligated to pay such Base Salary or such healthcare insurance premiums to, or on behalf of, Employee, and if such act occurs prior to the Bonus Payment Date, the Company also shall not be obligated to pay the Pro-Rated Bonus. For avoidance of doubt, in no event will the Company have any obligation to pay any Incentive Bonus during the Severance Period other than the Pro-Rated Bonus under the terms and conditions set forth above.

4.3              Change of Control Benefits. If Employee’s employment hereunder is terminated (i) by the Company other than either For Cause or due to Employee becoming totally and permanently disabled, or by Employee for Good Reason, in either case within sixty (60) days prior to a Change of Control (as defined below) or as a result of or in connection with a Change of Control or (ii) by the Company (or its successor corporation) other than either For Cause or due to Employee becoming totally and permanently disabled, or by Employee for Good Reason, in either case within 365 days following a Change of Control (termination under (i) or (ii) being referred to herein as a “Change of Control Termination”), then Employee shall be entitled to the following benefits as set forth below:

(i) accrued but unpaid Base Salary, subject to standard deductions and withholdings,

(ii) any previously unpaid reimbursements for business related expenses,

(iii) other accrued benefits required by law, prorated to the date of termination, and

(iv) subject to the execution, effectiveness and irrevocability of the General Release as provided in Section 4.4(f),

(A)  the full amount that Employee would have received as an Incentive Bonus for the Termination Year had he continued employment through the Bonus Payment Date, which Incentive Bonus, if any, will be payable on the Bonus Payment Date,

(B)  continued payment, semi-monthly in arrears, of Employee’s Base Salary in effect at the time of termination for a period ending eighteen (18) months following such Change of Control Termination (the “Extended Severance Period”), subject to standard deductions and withholdings,

(C)  continued payment of Employee’s healthcare insurance premiums for the Extended Severance Period, providing coverage substantially the same as that provided prior to termination; provided, however, that if, during the Extended Severance Period, Employee commits any act in contravention of Employee’s undertakings contained in Section 5 of this Agreement (Non-Competition, Non-Solicitation and Confidentiality), the Company shall not thereafter be obligated to pay such Base Salary or such healthcare insurance premiums to, or on behalf of, Employee, and if such act occurs prior to the Bonus Payment Date, the Company also shall not be obligated to pay the Incentive Bonus, and

(D)  100% acceleration of vesting of all shares of the Company’s common stock that are subject to lapsing repurchase rights and all options to purchase shares of the Company’s common stock that are subject to vesting, which, in either case, were granted to Employee under the Company’s stock plan and are held by Employee on the date of the Change of Control Termination.

For avoidance of doubt, (a) in no event will the Company have any obligation to pay any Incentive Bonus during the Extended Severance Period other than the Incentive Bonus payable under the terms and conditions set forth in subsection (iv)(A) above, (b) if as the result of the Change of Control Termination occurring prior to the Change of Control Employee has received any continued payment of Base Salary and/or healthcare premiums prior to the Change of Control Termination, any such payments due to Employee during the Extended Severance Period will be reduced by the amount of such payments previously received, and (c) if as the result of the Change of Control Termination and the Bonus Payment Date occurring prior to the Change of Control Employee has become entitled to, or has received, a Pro-Rated Bonus prior to the Change of Control, the amount of the Incentive Bonus payable under the terms and conditions set forth in subsection (iv)(A) above will be only the amount of the difference between that Incentive Bonus and the Pro-Rated Bonus, which will be payable to Employee promptly upon the Change of Control Termination, and Employee will not be entitled to any other Incentive Bonus Payment during the Extended Severance Period.

As used herein, “Change of Control” will have the meaning given to it in the Company’s stock plan.

Any dispute as to whether a termination of Employee’s employment constitutes a Change of Control Termination shall be subject to mediation in accordance with Section 7.3 (Mediation) of this Agreement.

Notwithstanding the foregoing, in the event that the benefits provided for in this Section 4.3 (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits otherwise payable under this Section 4.3 shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4.3 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculation required by this Section 4.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.3. The Company shall bear all costs the Accountants reasonably incur in connection with any calculations contemplated in this Section 4.3.

4.4              Tax Matters; Section 409A of Internal Revenue Code. Employee hereby elects to receive, and the Company hereby agrees to pay, the compensation payable to Employee under Section 4.2 of this Agreement (the “Post-Termination Compensation”) at the time, in the manner, and on the terms and conditions set forth in this Section 4. Employee understands and agrees that he has no right to any post-employment compensation other than the Post-Termination Compensation. The parties acknowledge and agree that the Post-Termination Compensation is intended to be for Employee’s compliance with the restrictions in Section 5 and is not to be considered deferred compensation or severance pay in connection with Employee’s employment under this Agreement.

(a)               Notwithstanding the foregoing, however, if any payment, compensation or other benefit provided to Employee in connection with his resignation is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Employee is a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Employee during the period between the date of termination and the New Payment Date shall be paid to Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Employee that would not be required to be delayed if the premiums therefore were paid by Employee, Employee shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Employee an amount equal to the amount of such premiums paid by Employee during such six-month period promptly after its conclusion.

(b)               The parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

(c)                Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)               For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)                A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(f)                Notwithstanding anything to the contrary in Section 4.2 and 4.3, Employee shall not be entitled to receive any of the payments or benefits set forth in Sections 4.2 and 4.3 (excepting any accrued but unpaid Base Salary), and said payments and benefits shall be forfeited without further action by the Company, unless Employee executes a general release in the form of Exhibit A attached hereto (the “General Release”) and, on or prior to the 60th day following the date of termination (or such shorter period as set forth therein), such General Release becomes effective and irrevocable in accordance with the terms thereof.  With respect to any of the payments or benefits pursuant to Sections 4.2 and 4.3 considered by the Company in good faith to be deferred compensation under Section 409A, any amounts that would otherwise be payable during the 60-day period in the absence of the preceding General Release requirement shall be payable and effective on the 60th day after Employee’s termination of employment.

5.      NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

5.1              Non-Competition. In consideration of (a) Employee’s position, specialized training and access to Confidential Information, (b) the disclosure of Confidential Information to Employee during the Term, and (c) the payments made or to be made in the future to Employee under this Agreement, Employee covenants and agrees that during the Term and for a period of one year after the termination of Employee’s employment with the Company, Employee shall not either individually or as a partner, joint venturer, consultant, shareholder, member or representative of another person or otherwise, directly or indirectly, participate in, engage in, or have a financial or management interest in, promote, or assist any other person (other than the Company or its affiliates (collectively, the “Company Group”) in any business operation or any enterprise if such business operation or enterprise engages or is preparing or planning to engage in a business that is substantially similar to, or competes for business with, any business that, as of the last day of the Term, any of the Company Group was conducting or, to the knowledge of Employee, actively pursuing. The Company’s rights pursuant to this Section 5.1 are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. Employee may, however, directly or indirectly own, solely as an investment, securities of any entity engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or over the counter market if Employee (i) is not a controlling person of, or a member of a group which controls, such entity and (ii) does not directly or indirectly own 5% or more of any class of securities of such entity.

5.2              Non-Solicitation.

(a)               Information About Other Employees. Employee will be called upon to work closely with employees of the Company in performing services under this Agreement. All information about such employees which becomes known to Employee during the course of his employment with the Company, and which is not otherwise known to the public, including compensation or commission structure, is a Trade Secret of the Company and shall not be used by Employee in soliciting employees of the Company at any time during or for a period of one-year after termination of his employment with Company. For avoidance of doubt, the restrictions set forth above are in addition to the prohibition on solicitation of employees set forth in the following subsection.

(b)               Solicitation of Employees Prohibited. During Employee’s employment and for one year following the termination of Employee’s employment, Employee shall not, directly or indirectly ask, solicit or encourage any employee(s) of any of the Company Group to leave their employment with such Company Group member. For the avoidance of doubt, Employee shall not be deemed to have violated this Section where either Employee or his future employer solicits prospective employees through general public advertising or search firms, provided that such communications are not targeted at employees of the Company Group. Employee further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

(c)                Solicitation of Customers Prohibited. For a period of one year following the termination of Employee’s employment, Employee shall not, directly or indirectly, solicit the business of any of the customers of any of the Company Group that in any way is substantially similar to, or competitive with, the business or demonstrably anticipated business of the Company as of the last day of the Term. Employee further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

(d)               Unfair Competition, Misappropriation of Trade Secrets and Violation of Solicitation/Noncompetition Clauses. Employee acknowledges that unfair competition, misappropriation of trade secrets or violation of any of the provisions contained in Articles 5 (Non-Competition, Non-Solicitation and Confidentiality) and 6 (Inventions) would cause irreparable injury to the Company Group, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that the Company shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

5.3              Trade Secrets, Confidential Information and Inventions.

(a)               Trade Secrets In General. During the course of Employee's employment, Employee will have access to various trade secrets, confidential information and inventions of the Company Group as defined below.

(i)                 “Confidential Information” means all information and material which is proprietary to any of the Company Group, whether or not marked as “confidential” or “proprietary,” and which is disclosed to or obtained from any of the Company Group by Employee, which relates to the past, present or future research, development or business activities of any of the Company Group. Confidential Information is all information or materials prepared by or for any of the Company Group and includes, without limitation, all of the following: business records, intellectual property licensing programs, licensing terms and conditions, strategic planning, business acquisition planning, business development, joint venture planning, forward planning, strategic initiatives, prospective patent portfolio information, prospective investor information, prospective joint venture information, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by subparagraph (iii), or non-public business information. Confidential Information does not include any information which (1) was in the lawful and unrestricted possession of Employee prior to its disclosure by the Company Group, (2) is or becomes generally available to the public by acts other than those of Employee after receiving it, or (3) has been received lawfully and in good faith by Employee from a third party who did not derive it from any of the Company Group in violation of a duty or obligation of confidentiality.

(ii)               “Inventions” means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by any of the Company Group or any actual or anticipated research or development by any of the Company Group.

(iii)             “Trade Secrets” shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to any of the Company Group and is not generally known in the industry.

This section includes not only information belonging to any of the Company Group which existed before the date of this Agreement, but also information developed by Employee for any of the Company Group or their employees during his employment and thereafter.

(b)               Restriction on Use of Confidential Information. Employee agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the Term of this Agreement and for an indefinite period thereafter, so long as the Trade Secrets and other Confidential Information have not become generally known to the public.

(i)                 Non-Disclosure. Except as required by the performance of the Employee’s services to the Company under the terms of this Agreement, neither Employee nor any of his agents or representatives shall, directly or indirectly, publish or otherwise disclose, or permit others to publish, divulge, disseminate, copy or otherwise disclose the Trade Secrets, Confidential Information and/or Inventions of the Company Group as defined above.

(ii)               Use Restriction. Employee shall use the Trade Secrets, other Confidential Information and/or Inventions only for the limited purpose for which they were disclosed. Employee shall not disclose the Trade Secrets, other Confidential Information and/or Inventions to any third party without first obtaining written consent from the Board of Directors and shall disclose the Trade Secrets, other Confidential Information and/or Inventions only to those employees of the Company Group having a need know. Employee shall promptly notify the Board of Directors of any items of Trade Secrets prematurely disclosed.

(iii)             Surrender Upon Termination. Upon termination of his employment with the Company for any reason, Employee will surrender and return to the Company all documents, equipment, materials and records (in any media) in his possession or control which reference or contain Trade Secrets, Inventions and other Confidential Information. Employee shall immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other property of the Company Group in his possession or under his control, relating to or used in connection with the past, present or anticipated business of any of the Company Group. Employee acknowledges and agrees that all such lists, books, records, materials and documents are the sole and exclusive property of the Company Group. If Employee does not promptly surrender the aforementioned Company property and documents, Employee agrees that he shall be responsible for reimbursing the Company for all costs, including attorneys’ fees, incurred by the Company in an attempt to recover said property and documents.

(iv)             Prohibition Against Unfair Competition. At any time after the termination of his employment with the Company for any reason, Employee will not engage in competition with Company while making use of the Trade Secrets of the Company Group.

6.      INVENTIONS

6.1              Invention Retained. Employee agrees that there are no inventions, product designs, technology, software, trademarks, and trade secrets which were made by Employee prior to commencement of any employment by the Company of Employee (collectively referred to as “Prior Inventions”), which belong solely to Employee or belong to Employee jointly with another, which relate in any way to the Company Group’s business.

6.2              Assignment of Inventions. Employee hereby assigns to the Company all of his right, title and interest throughout the world in and to any and all inventions, process, designs, technology, information, software, documentation, illustrations, artwork, photographs, trademarks, materials, original works of authorship, or trade secrets which Employee may solely or jointly conceive or develop or reduce to practice during his employment by the Company which (a) pertain to any business activity of the Company Group, or (b) are created with the aid of equipment, materials, Confidential Information or facilities of the Company Group, or (c) result from any of his work for any of the Company Group (collectively referred to as “Inventions”). Employee hereby assigns to the Company all of his right, title and interest throughout the world in and to any and all intellectual property rights associated with such Inventions, including, without limitation, patents, patent rights, copyrights, trademark rights, trade dress rights and trade secret rights. Employee will promptly make full written disclosure to the Company of all Inventions and will hold all Inventions in trust for the sole right and benefit of the Company. All copyrightable works made by Employee within the scope of his employment are, or shall be treated as, “works made for hire” to the greatest extent permitted by applicable law. Employee’s assignment to the Company of Inventions includes Inventions created during his relationship with the Company prior to the date of this Agreement.

6.3              Moral Rights. Employee’s assignment to the Company of Inventions includes (a) all rights of attribution, paternity, integrity, disclosure and withdrawal, (b) any rights Employee may have under the Visual Rights Act of 1990 or similar federal, state, foreign or international laws or treaties, and (c) all other rights throughout the world sometimes referred to as “moral rights” (collectively “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Employee hereby waives such Moral Rights to the extent permitted under applicable law and consents to any and all actions of any of the Company Group that would otherwise violate such Moral Rights.

6.4              Intellectual Property Rights. Employee agrees to assist the Company as reasonably requested by the Company (at the expense of the Company) to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, or other intellectual property rights relating thereto in any and all countries. If the Company is unable for any reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers as Employee’s agent and attorney in fact, to act for and in Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letter patent or copyright registrations with the same legal force and effect as if originally executed by Employee.

7.      MISCELLANEOUS

7.1              Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage pre-paid. In case of Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee whose address is provided below.

Employee’s Counsel: Michael T. Wolf

Jenner & Block LLP

353 N. Clark Street

Chicago, IL 60654

Phone: 312-840-7271

mwolf@jenner.com

In case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer, with a copy directed to the attention of its General Counsel.

7.2              Remedies.

(a)               Injunctive Relief. Employee acknowledges and agrees that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that any breach or threatened breach of this Agreement may result in irreparable harm to the Company Group for which adequate remedy at law is not available. Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining Employee from committing any violation of such covenants and obligations.

(b)               Remedies Cumulative. The Company’s rights and remedies in respect of this Section are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

7.3              Mediation. The parties agree that, in the event of any dispute between or among them or claim for relief by either party against the other or any agency, successor, or assignee of the other, other than claims for injunctive relief requiring immediate intervention to prevent irreparable harm or damage, no claim for relief shall be filed until the claimant party has notified the other party in writing of the claim and the parties have submitted the matter to the National Arbitration Forum for mediation, under the Rules of Mediation of the Forum. The parties agree to participate, in good faith, in the mediation process, with the purpose to resolve any and all such claims and disputes without the necessity of litigation and agree that with regard to such claims, no claim shall be filed unless and until the parties agree or the mediator declares that an impasse exists.

7.4              Prevailing Party. If any dispute arises between the parties hereto concerning this Agreement or their respective rights, duties and obligations hereunder, the party prevailing in such proceeding shall be entitled to reasonable attorney’s fees and costs in addition to any other relief that may be granted.

7.5              Assignment. Employee may not assign, transfer or delegate his rights or obligations hereunder, and any attempt to do so shall be void. The Company may not assign this Agreement to any person without the prior written consent of Employee; provided that the Company may assign this Agreement to its parent or any successor entity of any of the foregoing without such prior written consent. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

7.6              Entire Agreement. This Agreement shall supersede and replace all prior agreements or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement or have been made or entered into by either party with respect to the relevant matter hereof.

7.7              Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

7.8              Continuing Obligations. The Provisions contained in Articles 5 (Non-Competition, Non-Solicitation and Confidentiality) and 7 (Miscellaneous), and Sections 4.2 (Effect of Termination), 4.4 (Tax Matters), 6.2 (Assignment of Inventions), 6.3 (Moral Rights) and 6.4 (Intellectual Property Rights) of this Agreement shall continue and survive the termination of this Agreement.

7.9              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7.10          Applicable Law. This Agreement and the rights and obligations of the Company and Employee hereunder shall be governed by and construed and enforced under the laws of the state of California, without reference to any principles of conflict of laws.

7.11          Legal Fees. The Company shall bear the costs of all attorney’s fees associated with the preparation of this Agreement; provided that Employee will bear all of his attorney’s fees exceeding $10,000.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ECOTALITY, INC.

By: ________________________________

Name:

Title:

Address: 1 Montgomery Street, Suite 2525

San Francisco, CA 94104

Facsimile: (415) 992-3001

H. RAVI BRAR

By: ________________________________

H. Ravi Brar

Address: _______________________________

_______________________________

Facsimile: (_____) ______-________

Exhibit A

General Release

In consideration of the payments and other benefits set forth in Articles 3 and 4 of the Executive Management Employment Agreement, dated as of September 12, 2012, to which this form is attached, I, H. Ravi Brar, hereby furnish Ecotality, Inc. (the “Company”) with the following release and waiver of claims (this “Release and Waiver”).

I hereby release and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries and benefit plans of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims including, but not limited to, those claims relating to my employment and the termination of my employment; including, but not limited to, claims pursuant to any federal, state or local law relating to employment including, but not limited to, discrimination claims, claims under any local statute governing discrimination, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith and fair dealing, contract claims, tort claims and wage or benefit claims, including, but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

Notwithstanding anything to the contrary herein, this Release and Waiver does not apply to Employee’s right to enforce the terms of the Executive Management Employment Agreement and all compensation, benefits, and rights provided for thereunder. This Release and Waiver shall not limit Employee’s rights to indemnification under the Company’s Certificate of Incorporation, bylaws, D&O insurance policies or other agreements, or as otherwise prohibited by law.

For myself and my legal successors and assigns, I hereby expressly waive the provisions of California Civil Code section 1542, regarding the waiver of unknown claims. California Civil Code section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) this Release and Waiver does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); (c) if I am over 40 years of age upon execution of this Release and Waiver, I have 21 days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven-day revocation period has expired.

Date: __________________ _______________________ H. Ravi Brar